Exhibit 99.1

CORMEDIX INC. ANNOUNCES FDA ACCEPTANCE OF RESUBMISSION OF NEW DRUG APPLICATION FOR DEFENCATH

Berkeley Heights, NJ – June 21, 2023 – CorMedix Inc. (Nasdaq: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of life-threatening diseases and conditions, today announced that the resubmission of the New Drug Application (NDA) for DefenCath has been accepted for filing by the U.S. Food and Drug Administration (FDA). The Agency considers the resubmission as a complete, Class 2 response with a six-month review, and has assigned a Prescription Drug User Fee Act (PDUFA) target action date of November 15, 2023.

DefenCath is being developed as a catheter lock solution with an initial indication of use for the reduction of catheter-related bloodstream infections (CRBSIs) in patients with kidney failure who are receiving chronic hemodialysis via a central venous catheter.

Joe Todisco, Chief Executive Officer of CorMedix, commented, “the acceptance of our DefenCath NDA resubmission marks an important milestone for CorMedix as we continue to work toward our efforts to reduce the risks associated with receiving hemodialysis via a central venous catheter. We appreciate the hard work of the broader CorMedix team as well as our strategic partners. As CorMedix continues to ramp up our preparations for a potential commercial launch, we expect to provide additional updates over the coming months.”

About CorMedix

CorMedix Inc. is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of life-threatening conditions and diseases. The Company is focused on developing its lead product DefenCath™, a novel, non-antibiotic antimicrobial and antifungal solution designed to prevent costly and life-threatening bloodstream infections associated with the use of central venous catheters in patients undergoing chronic hemodialysis. DefenCath has been designated by FDA as Fast Track and as a Qualified Infectious Disease Product (QIDP), and the original New Drug Application (NDA) received priority review in recognition of its potential to address an unmet medical need. QIDP provides for an additional five years of marketing exclusivity, which will be added to the five years granted to a New Chemical Entity upon approval of the NDA. CorMedix also committed to conducting a clinical study in pediatric patients using a central venous catheter for hemodialysis when the NDA is approved, which will add an additional six months of marketing exclusivity when the study is completed. The Company received a second Complete Response Letter from the FDA last August related to deficiencies at both its primary contract manufacturer and its supplier of heparin API for an unrelated product. After receiving guidance from FDA at a meeting in April of 2023, the NDA for DefenCath was resubmitted. CorMedix also intends to develop DefenCath as a catheter lock solution for use in other patient populations, and the Company is working with top-tier researchers to develop taurolidine-based therapies for rare pediatric cancers. For more information visit: www.cormedix.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects, including, but not limited to, statements regarding the PDUFA target action date, the timing or ultimate outcome of FDA’s review, CorMedix’s commercial launch efforts, CorMedix’s future financial position, financing plans, future revenues, projected costs and the sufficiency of our cash and short-term investments to fund our operations should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: the costs associated with CorMedix’s launch efforts; the risks and uncertainties of the relationships with the additional CMO and supplier of heparin; the risks and uncertainties associated with CorMedix’s ability to manage its limited cash resources and the impact on current, planned or future research; obtaining additional financing to support CorMedix’s research and development and clinical activities and operations; preclinical results are not indicative of success in clinical trials and might not be replicated in any subsequent studies or trials; and the ability to retain and hire necessary personnel to staff our operations appropriately. These and other risks are described in greater detail in CorMedix’s filings with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Contact:
Dan Ferry
Managing Director
LifeSci Advisors
(617) 430-7576